As filed with the Securities and Exchange Commission on March 29, 2024

Registration No. 333-273163

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________________
Post-Effective Amendment No. 1 to
Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
___________________________________

EQT Exeter Real Estate Income Trust, Inc.

(Exact Name of Registrant as Specified in its Governing Instruments)
___________________________________
Five Radnor Corporate Center
100 Matsonford Road, Suite 250
Radnor, Pennsylvania 19087

(610) 828-3200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
___________________________________

J. Peter Lloyd
Five Radnor Corporate Center
100 Matsonford Road, Suite 250
Radnor, Pennsylvania 19087
(610) 828-3200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
___________________________________
With copies to:

Robert H. Bergdolt
Carrie J. Hartley
DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
(919) 786-2002
___________________________________

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.
☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-273163

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.
See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 (No. 333-273163) is filed pursuant to Rule 462(d) solely to add exhibits not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b) Exhibits.

23.1	Consent of KPMG LLP

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the Registration Statement on Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, Commonwealth of Pennsylvania, on March 29, 2024.

EQT Exeter Real Estate Income Trust, Inc.

By:	/s/ Ali Houshmand
Ali Houshmand
President, Portfolio Manager and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the Registration Statement on Form S-11 has been signed by the following persons in the following capacities on March 29, 2024.

	Name	Title
	/s/ Edward J. Fitzgerald	Chairman of the Board and Director
Edward J. Fitzgerald

	/s/ J. Peter Lloyd	Chief Financial Officer and Director
	J. Peter Lloyd	(principal financial officer)

	/s/ Ali Houshmand	President, Portfolio Manager and Director
	Ali Houshmand	(principal executive officer)

	/s/ Linda Van Etten	Controller and Treasurer
	Linda Van Etten	(principal accounting officer)

	*	Independent Director
Alan Feldman
	*	Independent Director
Mary Beth Morrissey
	*	Independent Director
Gary Reiff
Independent Director
Peter Rodriguez

•By:	/s/ Ali Houshmand	Attorney-in-Fact
Ali Houshmand